Exhibit 99.1

Press Release	Source: Cherokee International

Cherokee International Announces Resignation of Pat Patel

Thursday July 15, 7:00 am ET

TUSTIN, Calif.–(BUSINESS WIRE)—July 15, 2004 – Cherokee International (NASDAQ:CHRK - News), a leading manufacturer of power supplies, today announced that Pat Patel will be stepping down as non-executive Chairman of the Board effective July 22, 2004.  Mr. Patel retired as CEO of the Company in 2001 with the hiring of current CEO, Jeff Frank.  Mr. Patel will continue to be available as a consultant to the Company to support Cherokee’s continued growth and success.

“When I decided to retire as CEO three years ago, I committed to ensuring a smooth transition to the current management team,” said Mr. Patel.  “I now believe that I have fulfilled my commitment in this regard.   I will continue to be available to support the Company in certain technical areas on an as needed basis.  As founder and shareholder, I wish the Company continued success.”

“Pat has done a tremendous job building a terrific organization,” said Jeff Frank, CEO and President of Cherokee.  “He deserves to be very proud of the Company he helped create, and he can rest assured that we will continue to work hard to exceed the expectations of our customers, employees, and shareholders.  We are extremely grateful to Pat for his many years of service and hard work and wish him well.”

Mr. Patel will be replaced as Chairman of the Board on an interim basis by Ian Schapiro, a current director of Cherokee.  Mr. Schapiro will lead a sub-committee of the Board in a search for a permanent replacement expected to be named before the end of the year.

About Cherokee International

Cherokee International designs, manufactures, and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and industrial applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers in record time. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Avenue, Tustin, CA 92780 and can be reached at 714-544-6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Additional information about the company and its products is available at http://www.cherokeepwr.com.

Contact:

Cherokee International, Tustin

Van Holland, 714-544-6665

van@cherokeellc.com

Source: Cherokee International